Exhibit 99.1

Amedisys Announces Retirement of Board Member Linda J. Hall

BATON ROUGE, La., February 19, 2019 – BATON ROUGE, La. Amedisys, Inc. (NASDAQ: AMED), America’s leading independent home health, hospice and personal care company, announced today that Ms. Linda J. Hall, Ph.D., will retire from its Board of Directors. After more than six years of distinguished and invaluable service, Ms. Hall will retire on June 7, 2019, at the expiration of her current board term, but will continue to be available to Amedisys for a year following her retirement under a consulting agreement.

“Linda’s significant management experience in the healthcare industry and substantial public-company board experience made her a tremendous asset to our Board,” stated Don Washburn, Non-Executive Chairman of the Board. “We extend our gratitude and best wishes to Linda and her family.”

Ms. Hall joined the Board of Directors on March 6, 2013 and has chaired the Compliance and Ethics Committee since the committee’s inception in October 2013. She also serves as a member of the Quality of Care and Nominating & Corporate Governance Committees. During her tenure, Ms. Hall has provided continuity of leadership to the Compliance and Ethics Committee through a complete change in executive leadership at Amedisys, helping to navigate the Corporate Integrity Agreement entered into in 2014 and which Amedisys expects to successfully complete in April of this year; served as a strong advocate for the Compliance Department, supported its transformation from a corporate-based to a strong field-based compliance team; and was committed to the company delivering the highest quality of care in the industry.

“Linda’s contributions to Amedisys are many and I am extremely grateful for her leadership and dedication; especially in the area of compliance,” stated Paul Kusserow, Amedisys CEO and Member of the Board. “She insisted on the highest of standards and helped Amedisys build our culture of compliance which is now an integral part of who we are.”

“Linda has been a stalwart supporter of the Compliance team since she first arrived on the Board of Directors,” stated Amedisys Chief Compliance Officer David Pearce. “As chair of the Compliance Committee, her unique combination of intelligence and perceptiveness made her extremely effective at identifying the compliance risks facing the company and helping to mitigate them. Both I and the company owe Linda a huge debt of gratitude for her service. She will be missed on the Committee, but she leaves a modernized and improved compliance function as her legacy.”

Media Contact:	Investor Contact:

Kendra Kimmons	Nick Muscato
Vice President of Marketing & Communications	Vice President of Strategic Finance
225-299-3708	615-928-5452
kendra.kimmons@amedisys.com	nick.muscato@amedisys.com

Forward-Looking Statements:

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should,” “will” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expected completion of our corporate integrity agreement. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: our ability to comply with requirements stipulated in our corporate integrity agreement, changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, competition in the healthcare industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate, manage and keep our information systems secure, our ability to realize the anticipated benefits of the acquisition of Compassionate Care Hospice, and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 65,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 21,000 employees in 472 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 376,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

#     #     #